EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FGI Industries Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,103,729	$0.88	$974,041	0.00014760	$144
					Total Offering Amount:		$144
					Total Fee Offsets:		--
					Net Fee Due:		$144

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 shall also cover any additional ordinary shares of FGI Industries Ltd. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act using the average of the high and low sale prices of the common stock on August 20, 2024, as reported on the Nasdaq Capital Market.